EXHIBIT 4.8(c)

DESCRIPTION OF THE 2031 NOTES

The following summary of our 3.375% Senior Notes due 2031 is based on and qualified by the Indenture, dated as of August 18, 2021, between Ashland LLC and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a first supplemental Indenture, dated as of August 1, 2022, by and between Ashland Global Holdings Inc. (the “Issuer”) and the Trustee (such Indenture, as so supplemented, the “Indenture”). For a complete description of the terms and provisions of the notes, refer to the Indenture, which is filed as an exhibit to this Annual Report on Form 10-K and to the Form of 2031 Note, which is filed as an exhibit to the Form 8-K filed with the Securities and Exchange Commission on August 18, 2021. Throughout this exhibit, references to “we,” “our,” and “us” refer to the Issuer.

Background

Ashland LLC, a Kentucky limited liability company (the “LLC”), issued $450 million aggregate principal amount of the 3.375% Senior Notes due 2031 (the “notes”) under an Indenture, dated as of August 18, 2021, between the Issuer and U.S. Bank National Association, as trustee (the “Trustee”). On August 1, 2022, following a series of mergers pursuant to its corporate restructuring plan, the Issuer assumed all of the obligations of the LLC as issuer under the Indenture and the notes, including the payment of principle of, and any premium and interest on, the notes, and agreed to perform and observe all covenants and conditions of the Indenture to have been performed or observed by the LLC, all pursuant to the first supplemental Indenture between the Issuer and the Trustee.

General

The Issuer may issue additional notes in an unlimited aggregate principal amount at any time and from time to time under the Indenture. These additional notes will have substantially the same terms as the notes originally offered in all respects so that the additional notes may be consolidated and form a single series with the other outstanding notes and will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that any additional notes that have the same CUSIP, ISIN or other identifying number as the outstanding notes must be fungible with the outstanding notes for U.S. federal income tax purposes.

The Issuer will issue the notes only in fully registered form without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes were initially issued in the form of Global Notes as described under “Book-Entry, Delivery and Form.”

The notes are not subject to a sinking fund provision.

You can find the definitions of certain terms used in this description under the caption “—Certain Definitions.” Defined terms used in this description but not defined below under the caption “—Certain Definitions” or elsewhere in this description have the meanings assigned to them in the Indenture.

Principal, Maturity and Interest

The notes will mature on September 1, 2031 (the “Maturity Date”).

Interest on the notes will accrue at a rate of 3.375% per annum and will be payable semi-annually in arrears on March 1 and September 1 of each year, commencing on March 1, 2022 to the Holders of record on the February 15 and August 15 (each, a “record date”) immediately preceding the applicable interest payment date. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest on the notes will accrue from August 18, 2021.

If any interest payment date for the notes falls on a day that is not a Business Day, then payment of interest may be made on the next succeeding Business Day and no interest will accrue because of such delayed payment. If a redemption date, repurchase date or the maturity date for any note falls on a date that is not a Business Day, the related payments of principal, premium, if any, and interest may be made on the next succeeding Business Day, and no additional interest will accumulate on the amount payable for the period from and after such redemption date, repurchase date or maturity date.

The rights of holders of beneficial interests in notes represented by Global Notes to receive the payments of interest on the notes are subject to applicable procedures of the Depository Trust Company (“DTC”).

Methods of Receiving Payments on the Notes; Trustee; Registrar; Transfer Agent and Paying Agent

U.S. Bank National Association will initially act as trustee for the notes under the Indenture.

Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the continuance of an Event of Default actually known to a responsible officer of the Trustee, the Trustee will exercise such of the rights and powers vested in it under the Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

The Trustee will act as registrar and transfer agent for the notes. The notes may be presented for registration of transfer and exchange at the offices of the registrar. Under the terms of the Indenture, owners of Book-Entry Interests will receive definitive notes in registered form (the “Definitive Registered Notes”). See “Book-Entry, Delivery and Form—Issuance of Definitive Registered Notes.” The registrar and transfer agent will maintain a register reflecting ownership of Definitive Registered Notes outstanding from time to time and will effect payments on and facilitate transfer of Definitive Registered Notes on its behalf.

The Issuer will maintain one or more paying agents (each, a “Paying Agent”) for the notes. The Trustee will initially act as Paying Agent.

Payments on the notes will be made at the office or agency of the paying agent and registrar unless the Issuer elects to make interest payments by check mailed to the holders at their respective addresses set forth in the register of holders. The Issuer may change any Paying Agent, registrar or transfer agent without prior notice to the holders of the notes. The Issuer may act as a Paying Agent or registrar.

Ranking

The notes are senior unsecured obligations of the Issuer and:

·
rank pari passu in right of payment with all existing and future senior Indebtedness of the Issuer that is not expressly subordinated to the notes;
·
rank senior in right of payment to any future Indebtedness of the Issuer that is expressly subordinated to the notes;
·
are structurally subordinated to all Indebtedness and other liabilities, including trade payables, of the Issuer’s subsidiaries that do not guarantee the notes; and
·
are effectively subordinated to all existing and future secured Indebtedness of the Issuer to the extent of the value of the collateral securing such Indebtedness.

Future Guarantors

The indenture will provide that the Issuer will cause each Wholly Owned Domestic Subsidiary of the Issuer other than, at the election of the Issuer, an Excluded Subsidiary, that incurs, as an issuer, co-issuer or guarantor of, any Capital Markets Debt after the Issue Date, in an amount that, together with any other such Indebtedness (excluding any Indebtedness incurred as permitted pursuant to the definition of Credit Agreement) issued, co-issued or guaranteed by such Wholly Owned Domestic Subsidiary and then outstanding, exceeds at the time of such incurrence, 15% of Consolidated Net Tangible Assets of the Issuer, to execute and deliver to the Trustee a supplemental indenture joining such Subsidiary to the indenture, pursuant to which such Subsidiary will guarantee payment of the notes (each such guarantee of the notes, a “Subsidiary Guarantee”) for so long as such Indebtedness giving rise to such guarantee obligation remains an obligation of such Subsidiary. In addition, the Issuer may cause other Subsidiaries to guarantee the notes at its option. The Subsidiary Guarantee of any such Subsidiary will be released upon:

(A)
the sale or disposition (whether by merger, stock purchase, asset sale or otherwise) of a Subsidiary guarantor (or all or substantially all its assets or its Capital Stock) to a person which is not (after giving effect to such transaction) a Subsidiary or the Issuer;
(B)
any Subsidiary becoming an Excluded Subsidiary;
(C)
discharge of the indenture or legal defeasance or covenant defeasance; or
(D)
any Subsidiary guarantor ceasing to guarantee or be the issuer of all Capital Markets Debt in excess of the threshold specified above;

and in each such case such Subsidiary shall be deemed automatically and unconditionally released and discharged from all the Subsidiary’s obligations under the guarantee with respect to the notes without any further action required on the part of the Subsidiary, the Issuer, Parent, the Trustee or any holder of the notes. In the event of the sale or disposition (whether by merger, stock purchase, asset sale or otherwise) of a Subsidiary (or all or substantially all its assets or its Capital Stock) to a person which is not (after giving effect to such transaction) a Subsidiary or the Issuer, such person shall not be subject to the Subsidiary’s obligations under the guarantee.

In addition, notwithstanding anything to the contrary herein:

(i)
no guarantee shall be required if such guarantee could reasonably be expected to give rise to or result in (A) personal liability for the officers, directors or shareholders of such Subsidiary, (B) any violation of applicable law that cannot be avoided or otherwise prevented through measures reasonably available to the Issuer or such Subsidiary or (C) any significant cost, expense, liability or obligation (including with respect of any taxes) other than reasonable out of pocket expenses and other than reasonable expenses incurred in connection with any governmental or regulatory filings required as a result of, or any measures pursuant to clause (B) undertaken in connection with, such guarantee, which cannot be avoided through measures reasonably available to the Issuer or the Subsidiary; and
(ii)
each such guarantee will be limited as necessary to recognize certain defenses generally available to guarantors (including those that relate to fraudulent conveyance or transfer, voidable preference, financial assistance, corporate purpose, capital maintenance or similar laws, regulations or defenses affecting the rights of creditors generally) or other considerations under applicable law.

Optional Redemption

At any time and from time to time prior to June 1, 2031, the Issuer may redeem some or all of the notes, upon not less than 10 nor more than 60 days’ prior notice, at a price equal to the greater of:

·
100% of the aggregate principal amount of any notes being redeemed, and
·
the sum of the present values, as calculated by the Issuer, of the remaining scheduled payments of principal and interest on the notes being redeemed that would be due to their maturity date (assuming for these purposes that the notes matured on June 1, 2031), not including unpaid interest accrued to, but excluding, the redemption date, discounted to the redemption date, at a rate equal to the Adjusted Treasury Rate plus 50 basis points plus, in each case, accrued and unpaid interest, if any, on the notes being redeemed to, but excluding, the redemption date.

On or after June 1, 2031, the notes will be redeemable in whole at any time or in part, from time to time, at the Issuer’s option, upon at least 10 days but no more than 60 days prior written notice sent to the registered holders of the notes, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon, if any, to, but excluding, the date of redemption.

The Issuer will, however, pay the interest installment due on any interest payment date that occurs on or before a redemption date to the holders of the affected notes as of the close of business on the applicable record date.

In addition, the Issuer may acquire the notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with the applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Notwithstanding the foregoing, in connection with any tender for the notes, if holders of not less than 90% in the aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in such tender offer and the Issuer, or any other Person making such tender offer, purchases all of the notes validly tendered and not withdrawn by such holders, the Issuer or any third party in lieu of the Issuer, will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to such tender offer, to redeem all of the notes that remain outstanding following such purchase at a price in cash equal to the price offered to each holder of the notes in such tender offer, plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the redemption date).

Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the notes called for redemption on the applicable redemption date.

Selection and Notice of Redemption

If the Issuer redeems less than all of the notes at any time, in the case of notes represented by Definitive Registered Notes, the Trustee will select notes by lot on a pro rata basis and, in the case of notes represented by Global Notes, the notes will be selected in accordance with the applicable procedures of the relevant depositary unless an alternative method of selection is in either case otherwise required by law or applicable stock exchange or depositary requirements.

The Issuer will redeem notes of $2,000 or less in whole and not in part. The Issuer will cause notices of redemption to be sent at least 10 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. The Issuer may provide in the notice that payment of the redemption price and performance of the Issuer’s obligations with respect to the redemption or purchase may be performed by another Person. Any notice of redemption may be given prior to the completion of any event or transaction related to such redemption, and any such redemption or notice may, at the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed.

If notes are to be redeemed in part only, the notice of redemption will state the portion of the principal amount thereof that is to be redeemed. The Issuer will issue a new note in a principal amount equal to the unredeemed portion of the original note in the name of the holder upon cancellation of the original note. Subject to the satisfaction or waiver of any condition to such redemption, notes called for redemption become due on the date fixed for redemption. On and after such date, unless the Issuer defaults in payment of the redemption price on such date, interest ceases to accrue on the notes or portions thereof called for such redemption.

Change of Control

Upon the occurrence of a Change of Control Repurchase Event with respect to the notes, each holder of notes will have the right to require the Issuer to repurchase all or any part (in denominations of $2,000 and integral multiples of $1,000 in excess thereof) of such holder’s notes at a purchase price (the “Change of Control Purchase Price”) in cash in an amount equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Issuer has previously or concurrently elected to redeem the notes as described under “—Optional Redemption.”

Within 30 days following any Change of Control Repurchase Event, except to the extent that the Issuer has exercised its right to redeem the notes by delivery of a notice of redemption as described under “— Optional Redemption,” the Issuer shall mail a notice (a “Change of Control Offer”) to each holder of notes with a copy to the Trustee stating:

(1)
that a Change of Control Repurchase Event has occurred with respect to the notes and that such holder has the right to require the Issuer to repurchase such holder’s notes at a repurchase price in cash in an amount equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);
(2)
the repurchase date (which shall be no earlier than 10 days nor later than 60 days from the date such notice is mailed); and
(3)
the instructions determined by the Issuer, consistent with this covenant, that a holder must follow in order to have its notes purchased.

A Change of Control Offer may be made in advance of a Change of Control Repurchase Event, and conditioned upon such Change of Control Repurchase Event, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

In addition, the Issuer will not be required to make a Change of Control Offer with respect to the notes upon the consummation of a Change of Control Repurchase Event if (i) a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all notes properly tendered and not withdrawn under such Change of Control Offer, or (ii) a notice of redemption has been given pursuant to the Indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price, or (iii) after the public announcement that a definitive agreement for a Change of Control has been entered into, the Issuer has made an offer to purchase (an “Alternate Offer”) any and all notes validly tendered at a cash price (the “Alternate Offer Price”) equal to or higher than the Change of Control Purchase Price, the relevant offer to purchase documentation discloses the circumstances and relevant facts regarding such Change of Control and that a Change of Control Offer will not be required to be made if all notes validly tendered and not withdrawn in the Alternate Offer are purchased and the Issuer has purchased all notes properly tendered in accordance with the terms of the Alternate Offer. The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable.

Notwithstanding anything to the contrary contained herein, a Change of Control Offer or an Alternate Offer may be made in advance of a Change of Control Repurchase Event, conditioned upon the occurrence of such Change of Control Repurchase Event, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer or Alternate Offer is made.

Notes repurchased by the Issuer pursuant to a Change of Control Offer or Alternative Offer will have the status of notes issued but not outstanding or will be retired and canceled at the option of the Issuer and Parent. Notes purchased by a third party pursuant to clause (i) of the preceding paragraph will have the status of notes issued and outstanding.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached the Issuer’s obligations under this covenant by virtue thereof.

This Change of Control repurchase provision is a result of negotiations between the Issuer and the initial purchasers. Neither Parent nor any of its Subsidiaries has any present intention to engage in a transaction involving a Change of Control Repurchase Event, although it is possible that Parent and its Subsidiaries could decide to do so in the future. Subject to the limitations discussed below, Parent or any such Subsidiary could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control Repurchase Event under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect Parent’s or the Issuer’s capital structure or credit rating.

The occurrence of events that would constitute a Change of Control Repurchase Event may also constitute an event of default under or require repurchase of existing Indebtedness of Parent or its Subsidiaries. Future Indebtedness of Parent or its Subsidiaries may contain prohibitions on certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of notes of their right to require the Issuer to repurchase the notes could cause a default under other indebtedness of Parent or its Subsidiaries, even if the Change of Control itself does not, due to the financial effect of such repurchase on Parent. Finally, the Issuer’s ability to pay cash to the holders upon a repurchase may be limited by the Issuer’s then-existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—Risks Related to the Notes—We may not be able to repurchase the notes upon a change of control repurchase event.”

The provisions under the Indenture relating to the Issuer’s obligation to make an offer to repurchase the notes as a result of a Change of Control Repurchase Event may be waived or modified with the written consent of the holders of a majority in aggregate principal amount of the notes.

If holders of not less than 90% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a Change of Control Offer or Alternate Offer and the Issuer, or any third party making a Change of Control Offer or Alternate Offer in lieu of the Issuer as described above, purchases all of the notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to such Change of Control Offer or Alternate Offer, to redeem all notes that remain outstanding following such purchase at a price in cash equal to the Change of Control Purchase Price or Alternate Offer Price, as applicable.

Certain Covenants

Restrictions on Secured Debt

The Indenture provides that, after the Issue Date, neither the Issuer nor any Subsidiary (other than an Excluded Subsidiary) will create, incur, issue, assume or guarantee any Indebtedness secured by a mortgage, security interest, pledge or lien (which we refer to herein, collectively, as a “Mortgage”) on or upon any of their property or assets (which we refer to herein, collectively, as “Property”), whether owned at the date of the Indenture or acquired after the date of the Indenture, without ensuring that the notes (together with, if the Issuer chooses, any other Indebtedness created, issued, assumed or guaranteed by the Issuer or any Subsidiary then existing or thereafter created) will be secured by such Mortgage equally and ratably with (or, at the Issuer’s option, prior to) such Indebtedness. This restriction will not apply to Indebtedness secured by any of the following:

(1)
Mortgages on any Property acquired, leased, constructed or improved by, or on any shares of Capital Stock or Indebtedness acquired by, the Issuer or any Subsidiary after the date of the Indenture to secure Indebtedness incurred for the purpose of financing or refinancing all or any part of the purchase price of such Property, shares of Capital Stock or Indebtedness or of the cost of any construction or improvements on such Property, including Mortgages created as a result of an acquisition by way of Capital Lease, in each case, to the extent that the Indebtedness is incurred prior to or within one year after the applicable acquisition, lease, completion of construction or improvement or beginning of commercial operation of such Property, as the case may be; provided, however, for the avoidance of doubt, that any improvements that become subject to any pre-existing Mortgage on the Property to which such improvements are made need not be completed within one year after the incurrence of the Indebtedness giving rise to such Mortgage;
(2)
Mortgages on any Property, shares of Capital Stock or Indebtedness existing at the time the Issuer or any Subsidiary acquire any of the same and on any subsequent improvements to such Property; provided, however, that any such Mortgage in respect of Indebtedness existing at the time of acquisition of any such Property may apply to any subsequent improvements to such Property;

(3)
Mortgages on Property of a Person existing at the time the Issuer or any Subsidiary merge or consolidate with such Person or at the time the Issuer or any Subsidiary acquire all or substantially all of the Properties or Capital Stock of such Person;
(4)
Mortgages on (a) any Property of, or shares of Capital Stock or Indebtedness of, a Person existing at the time such Person becomes a Subsidiary or (b) any shares of Capital Stock or Indebtedness of a Joint Venture;
(5)
Mortgages in favor of Parent, the Issuer or any Subsidiary;
(6)
Mortgages in favor of the United States or any state thereof, or political subdivision of the United States or any state thereof, or any department, agency or instrumentality of the United States or any state thereof or any such political subdivision, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure Indebtedness incurred or guaranteed to finance or refinance all or any part of the purchase price of the Property, shares of Capital Stock or Indebtedness subject to any such Mortgage, or the cost of constructing or improving the Property subject to such Mortgage;
(7)
Mortgages to secure the Credit Agreement;
(8)
Mortgages on accounts receivables and related assets of the Issuer and its Subsidiaries pursuant to Qualified Receivables Financing;
(9)
Mortgages securing industrial revenue, pollution control or similar bonds issued or guaranteed by the United States or any state thereof, or political subdivision of the United States or any state thereof, or any department, agency or instrumentality of the United States or any state thereof or any such political subdivision;
(10)
Mortgages securing obligations owed in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearinghouse transfers of funds; and
(11)
extensions, renewals or replacements of any Mortgage existing on the date of the Indenture (excluding Indebtedness under the Credit Agreement) or any Mortgage referred to above; provided, however, that the principal amount of Indebtedness secured thereby may not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement (other than any increases attributable to (a) any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness so refinanced, (b) the amount of any premium reasonably determined by the Issuer as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase and (c) any expenses incurred in connection with such refinancing), and such extension, renewal or replacement will be limited to all or a part of the Property (plus improvements and construction on such Property), shares of Capital Stock or Indebtedness which was subject to the Mortgage so extended, renewed or replaced.

Notwithstanding the restrictions described above, the Issuer or any of its Subsidiaries may, without having to equally and ratably secure the notes, issue, assume or guarantee Indebtedness secured by a Mortgage not excepted from the foregoing restriction, if at the time of such issuance, assumption or guarantee, after giving effect thereto and to the retirement of any Indebtedness which is concurrently being retired, the aggregate principal amount of all such Indebtedness secured by Mortgages which would otherwise be subject to such restriction (other than any Indebtedness secured by Mortgages permitted as described in clauses (1) through (11) of the immediately preceding paragraph) plus the aggregate amount (without duplication) of all Attributable Debt of the Issuer and any of its Subsidiaries (other than Excluded Subsidiaries) in respect of Sale and Lease-Back Transactions (with the exception of such transactions which are permitted under clauses (1) and (2) of the first sentence of the first paragraph under “—Restrictions on Sale and Lease-Back Transactions” below) does not exceed 15% of Consolidated Net Tangible Assets of the Issuer.

Restrictions on Sale and Lease-Back Transactions

The Indenture provides that neither the Issuer nor any of its Subsidiaries (other than Excluded Subsidiaries) will enter into any Sale and Lease-Back Transaction with respect to any of their Property unless:

(1)
the Issuer or such Subsidiary is entitled under the provisions described in clause (1) or clause (6) in the first paragraph under “—Restrictions on Secured Debt” to create, issue, assume or guarantee Indebtedness secured by a Mortgage on the Property to be leased without having to equally and ratably secure the notes;
(2)
the Issuer or such Subsidiary applies an amount (equaling at least the greater of the net proceeds of the sale of Property or the Attributable Debt in respect of such Sale and Lease-Back Transaction) within a period commencing one year prior to the consummation of such Sale and Lease-Back Transaction and ending one year after the consummation thereof, to make non-mandatory prepayments on Long-Term Indebtedness, retire Long-Term Indebtedness or acquire, construct or improve long-term assets; or
(3)
the Attributable Debt of the Issuer or such Subsidiary in respect of such Sale and Lease-Back Transaction and all other Sale and Lease-Back Transactions entered into after the Issue Date (other than any such Sale and Lease-Back Transaction as would be permitted as described in clauses (1) and (2) of this sentence), plus the aggregate principal amount (without duplication) of Indebtedness secured by Mortgages then outstanding (not including any such Indebtedness secured by Mortgages described in clauses (1) through (11) of the first paragraph under the heading “—Restrictions on Secured Debt”) which do not equally and ratably secure the notes or the Guarantee (or secure the notes on a basis that is prior to other Indebtedness secured thereby), would not exceed 15% of Consolidated Net Tangible Assets of the Issuer.

Consolidation, Merger and Sale of Assets

The Indenture provides that the Issuer may consolidate or merge with or into any other corporation, limited liability company, partnership or other entity, or lease, sell or transfer all or substantially all of its property and assets if:

(1)
the corporation, limited liability company, partnership or other entity formed by such consolidation, or into which Parent or the Issuer is merged, or the party which acquires by lease, sale or transfer all or substantially all of its property and assets, is organized and existing under the laws of the United States, any state in the United States or the District of Columbia;
(2)
the corporation, limited liability company, partnership or other entity formed by such consolidation, or into which Parent or the Issuer is merged, or the party which acquires by lease, sale or transfer all or substantially all of its property and assets, agrees to, in the case of Parent, Guarantee the notes or, in the case of the Issuer, pay the principal of, and any premium and interest on, the notes, perform and observe all covenants and conditions of the Indenture, in each case, by executing and delivering to the Trustee a supplemental Indenture; and
(3)
immediately after giving effect to such transaction and treating Indebtedness which becomes the Issuer’s obligation or an obligation of a Subsidiary (other than an Excluded Subsidiary) as a result of such transaction as having been incurred by the Issuer or such Subsidiary at the time of such transaction, no Default or Event of Default has happened and is continuing.

In the event that Parent or the Issuer consolidates with or merges with or into another corporation, limited liability company, partnership or other entity or sells substantially all of its assets to any other corporation, limited liability company, partnership or other entity in compliance with the foregoing limitations, the surviving entity (if other than Parent or the Issuer) will be substituted for Parent or the Issuer, as applicable, under the Indenture, and Parent or the Issuer, as applicable, will be discharged from all of its obligations under the Indenture.

In addition, notwithstanding the foregoing, this covenant will not prevent any consolidation, merger, lease, sale, transfer or other disposition with respect to all or substantially all of such entity’s property and assets solely between or among Parent, the Issuer and their respective Subsidiaries (other than an Excluded Subsidiary).

For all purposes under the Indenture and the notes, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

Events of Default

An “Event of Default” is defined in the Indenture as being:

(1)
a failure to pay interest upon the notes that continues for a period of 30 days after payment is due;
(2)
a failure to pay the principal or premium, if any, on the notes when due upon maturity, redemption, acceleration or otherwise;
(3)
a failure by the Issuer or any Subsidiary to comply with any agreements contained in the Indenture for a period of 90 days after written notice to the Issuer of such failure from the Trustee (or to the Issuer and the Trustee from the holders of at least 30% of the principal amount of the notes);
(4)
the failure by the Issuer or any Subsidiary to pay any Indebtedness (other than Indebtedness owing to Parent or a Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $100.0 million or its foreign currency equivalent; or
(5)
certain events of bankruptcy, insolvency or reorganization relating to the Issuer.

The Indenture provides that if there is a continuing Event of Default with respect to the notes, either the Trustee or the holders of at least 30% of the outstanding principal amount of the notes may declare the principal amount of all of the notes to be due and payable immediately. However, at any time after the Trustee or the holders, as the case may be, declare an acceleration with respect to the notes, but before the applicable person has obtained a judgment or decree based on such acceleration, the holders of a majority in principal amount of the outstanding notes may, under certain conditions, cancel such acceleration if the Issuer has cured all Events of Default (other than the nonpayment of accelerated principal) with respect to such notes or all such Events of Default have been waived as provided in the Indenture. For information as to waiver of defaults, see “—Modification and Waiver.”

The Indenture provides that, subject to the duties of the Trustee to act with the required standard of care, if there is a continuing Event of Default with respect to the notes, the Trustee need not exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of notes unless such holders have offered to the Trustee security or indemnity reasonably satisfactory to it. Subject to such provisions for security or indemnification of the Trustee and certain other conditions, the holders of a majority in principal amount of the notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power the Trustee holds with respect to the notes.

No holder of any note will have any right to institute any proceeding with respect to the Indenture or for any remedy under the Indenture unless:

(1)
the Trustee has failed to institute such proceeding for 60 days after the holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the notes;
(2)
the holders of at least 30% in principal amount of the outstanding notes have made a written request and offered security or indemnity reasonably satisfactory to the Trustee to institute such proceeding as Trustee; and
(3)
the Trustee has not received from the holders of a majority in principal amount of the outstanding notes a direction inconsistent with such request.

However, the holder of any note will have an absolute and unconditional contractual right to receive payment of the principal of, and any premium or interest on, such note on or after the date or dates they are to be paid as expressed in such note and to institute suit for the enforcement of any such payment.

The Issuer is required to furnish to the Trustee annually a statement as to the absence of certain defaults under the Indenture. The Indenture provides that the Trustee need not provide notice to holders of the notes of any default (other than the nonpayment of principal or any premium or interest) if it considers it in the interest of the holders of the notes not to provide such notice.

Any notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more holders of the then outstanding securities of a series (other than a Regulated Bank) (each, a “Directing Holder”) must be accompanied by a written representation with a medallion guaranteed signature from each such holder to the Issuer and the Trustee that such holder is not (or, if such holder is DTC or its nominee, that such holder is being instructed solely by beneficial owners that are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to a notice of Default (a “Default Direction”) shall be deemed repeated at all times until the resulting Event of Default is cured or otherwise ceases to exist or the securities of such series are accelerated. In addition, each Directing Holder must, at the time of providing a Noteholder Direction, covenant to provide the Issuer with such other information as the Issuer may reasonably request from time to time in order to verify the accuracy of such Directing Holder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the securities of such series in lieu of DTC or its nominee, and DTC shall be entitled to rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee.

If, following the delivery of a Noteholder Direction, but prior to acceleration of the securities of the applicable series, the Issuer determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee an Officer’s Certificate stating that the Issuer has initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default that resulted from the applicable Noteholder Direction, the cure period with respect to such Event of Default shall be automatically stayed and the cure period with respect to such Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to acceleration of the securities of such series, the Issuer provides to the Trustee an Officer’s Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Event of Default shall be automatically stayed and the cure period with respect to any Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed until such time as the Issuer provides the Trustee with an Officer’s Certificate that the Verification Covenant has been satisfied; provided that the Issuer shall promptly deliver such Officer’s Certificate to the Trustee upon becoming aware that the Verification Covenant has been satisfied. Any breach of the Position Representation (as evidenced by the delivery to the Trustee of the Officer’s Certificate stating that a Directing Holder failed to satisfy its Verification Covenant) shall result in such holder’s participation in such Noteholder Direction being disregarded. If, without the participation of such holder, the percentage of securities of such series held by the remaining holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Event of Default shall be deemed never to have occurred, acceleration voided and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default. In addition, for the avoidance of doubt, the foregoing paragraphs shall not apply to any holder that is a Regulated Bank.

Notwithstanding anything in the preceding two paragraphs to the contrary, (i) any Noteholder Direction delivered to the Trustee during the pendency of an Event of Default as the result of a bankruptcy or similar proceeding shall not require compliance with the foregoing paragraphs, and (ii) a notice of Default may not be given with respect to any action taken and reported publicly or to holders more than two years prior to such notice of Default. The Trustee shall have no obligation to monitor or determine whether a holder is Net Short and can rely conclusively on a Directing Holder’s Position Representation, the Officer’s Certificates delivered by the Issuer and determinations made by a court of competent jurisdiction.

Modification and Waiver

Without the Consent of the Holders

The Issuer and the Trustee may modify or amend the Indenture or the notes without notice to or consent of any holder:

(1)
to cure any ambiguity, omission, defect or inconsistency to correct or supplement any provision herein which may be inconsistent with any other provision in the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture which are not be inconsistent with the provisions of this Indenture, or to make any other provisions as may be necessary or desirable, including the making of any modifications in the applicable form of the note; provided that such actions do not adversely affect the interests of the holders of the notes in any material respect;
(2)
to provide for the assumption by a successor of the obligations of the Issuer under the Indenture and the notes in accordance with the terms of the Indenture;
(3)
to evidence or release any Subsidiary Guarantee in accordance with the terms of the Indenture;

(4)
to provide for uncertificated notes in addition to or in place of certificated notes; provided, however, that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended (the “Code”) or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code;
(5)
to conform the text of the Indenture or the notes to any provision of this “Description of Notes” to the extent that such provision in the “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture or the notes;
(6)
to evidence and provide acceptance of the appointment of a successor Trustee, registrar or paying agent under the Indenture;
(7)
to comply with the rules of any applicable securities depository;
(8)
to add collateral or security to secure the notes;
(9)
to add to the covenants of the Issuer or Parent for the benefit of the holders or to surrender any right or power conferred in the Indenture upon the Issuer or Parent;
(10)
to make any change that would provide any additional benefits or rights to the holders or that does not adversely affect in any material respect the legal rights under the Indenture of any such holder; or
(11)
to provide for the issuance of additional notes under the Indenture in accordance with the limitations set forth in the Indenture.

With the Consent of the Holders

The Issuer and the Trustee may modify or amend the Indenture, including to release Subsidiary Guarantees, with the consent (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) of the holders of a majority of the principal amount of the notes then outstanding affected by the modification or amendment. However, no such modification or amendment may, without the consent of the holders of all then outstanding notes:

(1)
change the due date of the principal of, or any installment of principal of or interest on, the notes;
(2)
reduce the principal amount of, or any premium or interest rate on, the notes;
(3)
change the currency of payment of principal of, or any premium or interest on, the notes;
(4)
impair the right to institute suit for the enforcement of any payment on or with respect to the notes after the due date thereof; or

(5)
reduce the percentage in principal amount of the notes then outstanding, the consent of whose holders is required for modification or amendment of the Indenture, for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

Any amendment, supplement or waiver consented to by at least 90% of the aggregate principal amount of the then outstanding notes will be binding against any non-consenting holders.

The holders of a majority of the principal amount of the notes then outstanding may waive future compliance by Parent, the Issuer and their respective subsidiaries with certain restrictive covenants of the Indenture. The holders of at least a majority in principal amount of the notes then outstanding may waive any past default under the Indenture, except a failure by the Issuer to pay the principal of, or any premium or interest on, any notes or a provision that cannot be modified or amended without the consent of the holders of all notes then outstanding. Any such waiver may be obtained in connection with a purchase of, or tender offer or exchange offer for, notes.

No Personal Liability of Directors, Officers, Employees and Shareholders

No director, officer, employee or shareholder of Parent or any of its Subsidiaries will have any liability for any of the Issuer’s or Parent’s obligations under the notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes, by accepting a note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes.

Satisfaction and Discharge

The Indenture provides that the Issuer may be discharged from any and all obligations in respect of the notes (except for certain obligations to register the transfer or exchange of notes, to replace stolen, destroyed, lost or mutilated notes, to maintain paying agencies, to compensate and indemnify the Trustee or to furnish the Trustee (if the Trustee is not the registrar) with the names and addresses of holders of notes). The Issuer will be so discharged when (1) all of the notes have been delivered to the Trustee for cancellation or (2) all of the notes not previously delivered for cancellation (a) have become due and payable or (b) have been called for redemption or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be.

Defeasance

The Indenture provides that, upon compliance with certain conditions with respect to the notes, at the Issuer’s election:

·
the Issuer may terminate all its obligations under the notes and the Indenture (except as to (i) rights of registration of transfer, substitution and exchange of the notes and the Issuer’s right of optional redemption, (ii) rights of holders to receive payment of principal of, premium, if any, and interest on such notes (but not the purchase price referred to under “—Change of Control” and any rights of the holders with respect to such amount), (iii) the rights, obligations and immunities of the Trustee under the Indenture and (iv) certain other specified provisions in the Indenture) (“legal defeasance”); or
·
the Issuer may omit to comply with the covenants described under “—Certain Covenants—Restrictions on Secured Debt,” “—Certain Covenants—Restrictions on Sale and Lease-Back Transactions,” “—Certain Covenants—Future Guarantors” and “—Change of Control” and the Events of Default specified in clauses (3) and (4) under “—Events of Default” will no longer apply (all other obligations and Events of Default under the notes will remain in full force and effect), and any omission to comply with those covenants will not constitute an Event of Default with respect to the notes (“covenant defeasance”).

The conditions include:

·
depositing with the Trustee cash in U.S. dollars, Government Securities, or a combination thereof, in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay each installment of principal of, and any premium and interest on, the notes on the due dates for those payments in accordance with the terms of the notes; and
·
delivering to the Trustee an Opinion of Counsel to the effect that the beneficial owners of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and related legal defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable U.S. federal income tax law).

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its rights of discharge, legal defeasance or covenant defeasance, any Subsidiary Guarantee then in effect automatically shall be released without any further action on the part of such Subsidiary, the Issuer, the Trustee or any holder of notes.

Covenant Defeasance and Certain Events of Default

If the Issuer exercises its option to effect a covenant defeasance with respect to the notes as described above and the notes are thereafter declared due and payable because of an Event of Default (other than an Event of Default caused by failing to comply with the covenants that are defeased), the amount of money and securities the Issuer has deposited with the Trustee would be sufficient to pay amounts due on the notes on their respective due dates but may not be sufficient to pay amounts due on the notes at the time of acceleration resulting from such Event of Default. However, the Issuer would remain liable for such payments.

Notices

The Indenture provides that any notices or communications must be given in writing, and any such notice will be deemed given when received if delivered in person, when receipt is acknowledged if sent electronically, the next Business Day if timely delivered by a nationally recognized courier service that guarantees overnight delivery or two Business Days after deposit if mailed by first-class mail, postage prepaid.

Governing Law

The Indenture, the notes and the Guarantee are governed by the laws of the State of New York.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

“Adjusted Treasury Rate” means, with respect to any redemption date:

·
the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “Selected Interest Rates (Daily)—H.15” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that if no maturity is within three months before or after the remaining term of the notes to be redeemed, yields for the two published maturities most closely corresponding to the applicable Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from these yields on a straight-line basis, rounding to the nearest month; or

·
if the release (or any successor release) is not published during the week preceding the calculation date or does not contain these yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the applicable Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

The Adjusted Treasury Rate will be calculated on the third business day preceding the redemption date.

“Attributable Debt” means, in the context of a Sale and Lease-Back Transaction, what the Issuer believes in good faith to be the present value, discounted at the interest rate implicit in the lease involved in such Sale and Lease-Back Transaction, of the lessee’s obligation under the lease for rental payments during the remaining term of such lease, as it has been extended. In the case of any lease that is terminable by the lessee upon the payment of a penalty, the net amount of rent will be the lesser of (x) the net amount determined assuming termination upon the first date the lease may be terminated (in which case the net amount will also include the amount of the penalty, but will not include any rent that would be required to be paid under the lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination. For purposes of this definition, any amounts lessee must pay, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts lessee must pay under the lease contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges are not included in the determination of lessee’s obligations under the lease. For the avoidance of doubt, any amounts in respect of a Sale and Lease-Back Transaction that are treated as Indebtedness for purposes of the covenant described under “—Certain Covenants—Restrictions on Secured Debt” shall not be treated as Attributable Debt.

“Board of Directors” means, as to any Person, the board of directors or supervisory board of such Person, or equivalent governing body (or, if such Person is a partnership or limited liability company, the board of directors or other governing body of the general partner or manager of such Person) or any duly authorized committee thereof.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the place of payment for the notes are authorized or obligated by law or executive order to close.

“Capital Lease” means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP in effect in the United States as of the date of Indenture; provided that any lease that would be required to be treated as a capital lease as a result of the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02 , Leases (Topic 842) shall not be considered a capital lease if such lease would not have been required to be so treated under GAAP as in effect on December 31, 2015.

“Capital Markets Debt” means any debt securities evidenced by notes, bonds or debentures (excluding, for the avoidance of doubt, any term loan, revolving loan or Qualified Receivables Financing) issued in the capital markets by the Issuer or any Subsidiary, whether issued in a public offering or private placement, including pursuant to Section 4(2) of the Securities Act or Rule 144A, Regulation S or Regulation D under the Securities Act.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.

“Cash Equivalents” means (a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof; (b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank (i) that is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System and (ii) that has combined capital and surplus of at least $1.0 billion, in each case with maturities of not more than 12 months from the date of acquisition thereof; (c) commercial paper issued by any Person organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by any of the Rating Agencies, in each case with maturities of not more than

12 months from the date of acquisition thereof; (d) investments, classified in accordance with GAAP as current assets of the Issuer or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940 the portfolios of which are limited solely to investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition; (e) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (b) above; and (f) in the case of any Foreign Subsidiary, investments which are similar to the items specified in subsections (a) through (e) of this definition made in the ordinary course of business.

“Change of Control” means the occurrence of any of the following events:

(1)
the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the property and assets of Parent and its Subsidiaries, taken as a whole, to any Person other than Parent or any of its Subsidiaries (other than an Excluded Subsidiary);
(2)
Parent becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of acquisition, merger, amalgamation, consolidation, transfer, conveyance or other business combination or purchase of ultimate beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of Parent, other than by virtue of (a) the imposition of one or more holding companies or (b) the reincorporation of Parent in another jurisdiction, if in the case of either (a) or (b) the beneficial owners of the Voting Stock of Parent immediately prior to such transaction directly or indirectly hold a majority of the voting power of the Voting Stock of such holding company or reincorporation entity immediately thereafter; or

(3) Parent ceases to beneficially own (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) directly or indirectly, at least 50% of the total voting power of the Voting Stock of the Issuer.

“Change of Control Offer” has the meaning ascribed to such term under “—Change of Control.”

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price,” means, with respect to any date of redemption, (1) the average of two Reference Treasury Dealer Quotations for the date of redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations or (2) if the Quotation Agent obtains fewer than four Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Consolidated EBITDA” means, in respect of any Person for any Measurement Period, an amount equal to the Consolidated Net Income for such Measurement Period plus (a) proceeds of business interruption insurance received during such period, but only to the extent not included in Consolidated Net Income plus (b) the following to the extent deducted in calculating such Consolidated Net Income, but without duplication and in each case for such Measurement Period: (i) Consolidated Interest Charges (not calculated on a Pro Forma Basis), (ii) the provision for federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense, (iv) asset impairment charges, (v) expenses reimbursed by third parties (including through insurance and indemnity payments), (vi) fees and expenses incurred in connection with any Qualified Receivables Financing, any proposed or actual issuance of any Indebtedness or equity interests (including upfront fees and original issue discount), or any proposed or actual acquisitions, investments, asset sales or divestitures permitted hereunder, in each case that are expensed, (vii) non-cash restructuring and integration charges and cash restructuring and integration charges; provided that the aggregate amount of all cash restructuring and integration charges shall not exceed $100,000,000 in any twelve month period, (viii) non-cash stock expense and non-cash equity compensation expense, (ix) other expenses or losses, including purchase accounting entries such as the inventory adjustment to fair value, reducing such Consolidated Net Income which do not represent a cash item in such period or any future period, (x) expenses or losses in respect of discontinued operations of the Issuer or any of its Subsidiaries, (xi) any unrealized losses attributable to the application of “mark to market” accounting in respect of swap contracts , (xii) with respect to any disposition for which pro forma effect is required to be given pursuant to the definition of Pro Forma Basis, any loss thereon and (xiii) all fees, expenses and other costs incurred in connection with (1) the internal reorganization consisting of a series of intercompany transactions by and among Parent and its Subsidiaries on and after May 17, 2017, (2) the series of dispositions and/or other transactions, after which (a) Valvoline US LLC owns, directly or indirectly, substantially all of the assets constituting the Valvoline Business (as defined below) and (b) the Issuer no longer owns, directly or indirectly, any material portion of Ashland’s automotive, commercial and industrial lubricant and automotive chemical business substantially as described in the Valvoline Inc. S-1 Registration Statement (#333-211720), as filed on May 31, 2016 (the “Valvoline Business”) or (3) the separation of the Valvoline Business from Parent and its Subsidiaries, and minus (c) the following to the extent included in calculating such Consolidated Net Income, but without duplication and in each case for such Measurement Period: (i) Federal, State, local and foreign income tax credits, (ii) all non-cash gains or other items increasing Consolidated Net Income, (iii) gains in respect of discontinued operations of the Issuer or any of its Subsidiaries, (iv) any unrealized gains for such period attributable to the application of “mark to market” accounting in respect of swap contracts and (v) with respect to any disposition for which pro forma effect is required to be given pursuant to the definition of Pro Forma Basis, any gain thereon. For all purposes hereunder, Consolidated EBITDA shall be calculated on a Pro Forma Basis unless otherwise specified.

“Consolidated Interest Charges” means, for any Measurement Period, the excess of (a) the sum, without duplication, of (i) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (ii) cash payments made in respect of obligations referred to in clause (b)(ii) below, (iii) the portion of rent expense under Capital Leases that is treated as interest in accordance with GAAP, in each case, of or by the Issuer and its Subsidiaries on a consolidated basis for such Measurement Period and (iv) all interest, premium payments, debt discount, fees, charges and related expenses in connection with the Qualified Receivables Financing, minus (b) to the extent included in such consolidated interest expense for such Measurement Period, the sum, without duplication, of (i) extinguishment charges relating to the early extinguishment of Indebtedness or obligations under swap contracts, (ii) noncash amounts attributable to the amortization of debt discounts or accrued interest payable in kind, (iii) noncash amounts attributable to amortization or write-off of capitalized interest or other financing costs paid in a previous period, (iv) interest income treated as such in accordance with GAAP and (v) fees and expenses, original issue discount and upfront fees, in each case of or by the Issuer and its Subsidiaries on a consolidated basis for such Measurement Period. For all purposes under the Indenture, Consolidated Interest Charges shall be calculated on a Pro Forma Basis unless otherwise specified.

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of the Issuer and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a) the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its organizational documents or any agreement, instrument or law applicable to such Subsidiary during such Measurement Period (unless such restrictions on dividends or similar distributions have been legally and effectively waived), except that the Issuer’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income, (b) any after-tax income (or after-tax loss) for such Measurement Period of any Person if such Person is not a Subsidiary, except that the Issuer’s equity in such income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Measurement Period to the Issuer or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Issuer as described in clause (a) of this proviso), (c) any after-tax gain or after-tax loss realized as a result of the cumulative effect of a change in accounting principles or the implementation of new accounting standards related to revenue and lease accounting, (d) any after-tax gain or after-tax loss attributable to any foreign currency hedging arrangements or currency fluctuations, (e) after-tax extinguishment charges relating to the early extinguishment of Indebtedness and obligations under swap contracts and after-tax extinguishment charges relating to upfront fees and original issue discount on Indebtedness, (f) any pension or other post-retirement after-tax gain or after-tax expense for such Measurement Period and (g) fees, expenses and non-recurring charges related to this offering of the notes; provided, further, that Consolidated Net Income shall be reduced by the amount of any cash payments made during such Measurement Period relating to pension and other post-retirement costs (except for any payments made in respect of the funding of pension plans in excess of the amount of required regulatory contributions for such Measurement Period (as reasonably determined by the Issuer)).

“Consolidated Net Secured Leverage Ratio” means the ratio of the aggregate of all consolidated Secured Indebtedness of such Person and its Subsidiaries (less any unrestricted cash and Cash Equivalents) at the end of the most recent fiscal period for which financial information in respect thereof is available immediately preceding the date of the transaction giving rise to the need to calculate such amount to the aggregate Consolidated EBITDA of such Person for the prior four fiscal quarters (treated as one period) for which financial information in respect thereof is available immediately preceding such date, and in each case, calculated on a pro forma basis.

“Consolidated Net Tangible Assets” means, with respect to any Person, the Total Assets of such Person and its Subsidiaries less goodwill and intangibles (other than intangibles arising from, or relating to, intellectual property, licenses or permits (including, but not limited to, emissions rights) of such Person), in each case calculated in accordance with GAAP, provided that in the event that such Person or any of its Subsidiaries assumes or acquires any assets in connection with the acquisition by such Person and its Subsidiaries of another Person subsequent to the commencement of the period for which the Consolidated Net Tangible Assets is being calculated but prior to the event for which the calculation of the Consolidated Net Tangible Assets is made, then the Consolidated Net Tangible Assets shall be calculated giving pro forma effect to such assumption or acquisition of assets, as if the same had occurred at the beginning of the applicable period.

“Credit Agreement” means (x) the credit agreement, dated January 10, 2020, among Parent, Ashland Chemco Inc., a Delaware corporation, the Issuer, the lenders party thereto, The Bank of Nova Scotia, as administrative agent, swing line lender and L/C issuer and the other agents, arrangers, lenders and L/C issuers party thereto, together with any related documents (including any guarantee agreements), as the same may be amended, modified, supplemented, extended, renewed, refinanced, replaced or substituted from time to time and (y) any other Indebtedness of the Issuer, in an aggregate amount outstanding at any time under clauses (x) and (y) not to exceed the greater of (A) $4,150.0 million and (B) an amount such that the Consolidated Net Secured Leverage Ratio of Ashland LLC shall not exceed 2.50:1.00. Notwithstanding the foregoing, the maximum amount of secured Indebtedness that may be incurred pursuant to clause (7) of “—Certain Covenants—Restrictions on Secured Debt” as a result of clause (B) above shall not be deemed to be exceeded with respect to any Indebtedness incurred to refinance any outstanding Indebtedness if such outstanding Indebtedness was permitted to be incurred under clause (B) at the time of original incurrence.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the securities (other than a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the securities and/or the creditworthiness of the Issuer (the “Performance References”).

“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.
“Event of Default” has the meaning set forth under “—Events of Default.”

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Subsidiary” means (i) any Receivables Subsidiary, (ii) any Qualified Non-Recourse Subsidiary, (iii) any Special Purpose Subsidiary and (iv) any Foreign Subsidiary and any Domestic Subsidiary that is Subsidiary of a Foreign Subsidiary of the Issuer that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“Fitch” means Fitch Ratings Inc. or any successor to the rating agency business thereof.

“Foreign Subsidiary” means a Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect from time to time. At any time after the Issue Date, Parent may irrevocably elect to apply International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board in lieu of GAAP and, upon any such election, references in this Indenture to GAAP shall thereafter be construed to mean IFRS as in effect from time to time. Parent shall give notice of any such election to the Trustee.

“Government Securities” means securities that are:

(1)
direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged;
(2)
obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt; or
(3)
AAA rated money market mutual funds, where 100% of the holdings are in securities described in clauses (1) or (2) of this definition of Government Securities or repurchase agreements that are fully collateralized by securities described in clauses (1) or (2) of this definition of Government Securities.

“Indebtedness” means indebtedness for borrowed money.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB-(or the equivalent) by S&P, BBB- (or the equivalent) by Fitch, or an equivalent rating by any other Rating Agency.

“Issue Date” means the date on which the notes are initially issued.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, association, partnership or any other entity which, in each case, is not a Subsidiary or any of its Subsidiaries but in which the Issuer or a Subsidiary has a direct or indirect equity or similar interest.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“Long-Term Indebtedness” means any Indebtedness maturing by its terms more than one year from its date of issuance (notwithstanding that any portion of such Indebtedness is included in current liabilities).

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Issuer.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof. “Mortgage” has the meaning set forth under “—Certain Covenants—Restrictions on Secured Debt.”

“Net Short” means, with respect to a holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of (x) the value of its securities of an applicable series plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 ISDA Credit Derivatives Definitions) to have occurred with respect to the Issuer or any guarantor immediately prior to such date of determination

“Officer” means the Chairman of the Board of Directors, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, any Assistant Treasurer, any Financial Director or the Secretary or Assistant Secretary of any Person (or, with respect to a Person that is a limited partnership, the general partner of such Person), or any other officer designated by the Board of Directors serving in a similar capacity.

“Officer’s Certificate” means a certificate signed on behalf of any Person by an Officer of such Person, who must fulfill the function of the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of such Person, which meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to Parent, the Issuer or the Trustee.

“Performance References” has the meaning set forth under the definition of “Derivative Instruments.”

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Primary Treasury Dealer” means a Government Securities dealer in the United States.

“Pro Forma Basis” means, with respect to any calculation or determination for the Issuer for any Measurement Period, that in making such calculation or determination on the specified date of determination (the “Determination Date”):

(a)
pro forma effect will be given to any Indebtedness incurred by the Issuer or any of its Subsidiaries (including by assumption of then outstanding Indebtedness or by a Person becoming a Subsidiary) (“Incurred”) after the beginning of the Measurement Period and on or before the Determination Date to the extent the Indebtedness is outstanding or is to be Incurred on the Determination Date, as if such Indebtedness had been Incurred on the first day of the Measurement Period;
(b)
pro forma calculations of interest on Indebtedness bearing a floating interest rate will be made as if the rate in effect on the Determination Date (taking into account any swap contract applicable to the Indebtedness) had been the applicable rate for the entire reference period;
(c)
Consolidated Interest Charges related to any Indebtedness no longer outstanding or to be repaid or redeemed on the Determination Date (only to the extent that the obligations giving rise to Consolidated Interest Charges will not be obligations of the Issuer or any Subsidiary following the Determination Date), except for Consolidated Interest Charges accrued during the reference period under a revolving credit to the extent of the commitment thereunder (or under any successor revolving credit) in effect on the Determination Date (including, for the avoidance of doubt, Qualified Receivables Financing), will be excluded as if such Indebtedness was no longer outstanding or was repaid or redeemed on the first day of the Measurement Period; and

(d)
pro forma effect will be given to any investment, acquisition or disposition by the Issuer and its Subsidiaries of companies, divisions or lines of businesses that qualify as reportable segments or discontinued operations, as those two terms are defined by GAAP, or that exceed 15% of Consolidated EBITDA for the Measurement Period, including any investment or acquisition or disposition of a company, division or line of business since the beginning of the reference period by a Person that became or ceased to be a Subsidiary after the beginning of the Measurement Period, that have occurred since the beginning of the Measurement Period and before the Determination Date as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of the Measurement Period (including expected cost savings (without duplication of actual cost savings) to the extent (i) such cost savings would be permitted to be reflected in pro forma financial information complying with the requirements of GAAP and Article 11 of Regulation S-X under the Securities Act as interpreted by the SEC, and as certified by an Officer of Parent or (ii) in the case of an acquisition or a disposition, such cost savings are reasonably identifiable and factually supportable and have been realized or are reasonably expected to be realized within 365 days following such acquisition or such disposition; provided that (A) the Issuer shall have delivered to the Trustee a certificate of the chief financial officer of Parent, in form and substance reasonably satisfactory to the Trustee, certifying that such cost savings meet the requirements set forth in this clause (ii), together with reasonably detailed evidence in support thereof, and (B) if any cost savings included in any pro forma calculations based on the expectation that such cost savings will be realized within 365 days following such acquisition or such disposition shall at any time cease to be reasonably expected to be so realized within such period, then on and after such time pro forma calculations required to be made hereunder shall not reflect such cost savings). To the extent that pro forma effect is to be given to an acquisition or disposition of a company, division or line of business, the pro forma calculation will be based upon the most recent four full fiscal quarters for which the relevant financial information is available.

“Property” has the meaning set forth under “—Certain Covenants—Restrictions on Secured Debt.”

“Qualified Non-Recourse Debt” means Indebtedness that (1) is (a) incurred by a Qualified Non-Recourse Subsidiary to finance (whether prior to or within one year after) the acquisition, lease, construction, repair, replacement or improvement of any Property (real or personal) or equipment (whether through the direct purchase of Property or the Capital Stock of any Person owning such Property and whether in a single acquisition or a series of related acquisitions) or (b) assumed by a Qualified Non-Recourse Subsidiary, (2) is non-recourse to the Issuer and (3) is non-recourse to any Subsidiary that is not a Qualified Non-Recourse Subsidiary.

“Qualified Non-Recourse Subsidiary” means (1) a Subsidiary that is formed or created after the Issue Date in order to finance an acquisition, lease, construction, repair, replacement or improvement of any Property or equipment (directly or through one of its Subsidiaries) that secures Qualified Non-Recourse Debt and (2) any Subsidiary of a Qualified Non-Recourse Subsidiary.

“Qualified Receivables Financing” means the securitization of accounts receivables and related assets of the Issuer and its Subsidiaries on customary market terms (including, without limitation, Standard Securitization Undertakings and a Receivables Repurchase Obligation) as determined in good faith by the Issuer to be in the aggregate commercially fair and reasonable to the Issuer and its Subsidiaries taken as a whole.

“Quotation Agent” means one of the Reference Treasury Dealers appointed by the Issuer as Quotation Agent.

“Rating Agency” means (1) S&P, (2) Moody’s, (3) Fitch, or (4) if any of S&P, Moody’s or Fitch shall not then exist, a nationally recognized securities rating agency or agencies, as the case may be, selected by the Issuer, which shall be substituted for S&P, Moody’s or Fitch, as the case may be.

“Ratings Event” means with respect to the notes at any time from or after the occurrence of a Change of Control and until the earlier to occur of (x) 60 days after the later of (i) the occurrence of a Change of Control or (ii) public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) and (y) at least one of the three of the Rating Agencies publicly issuing or reaffirming an Investment Grade Rating on the notes following such Change of Control, the notes have a below Investment Grade Rating by all three of the Rating Agencies.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Subsidiary of Parent (or another Person formed for the purposes of engaging in Qualified Receivables Financing with Parent or the Issuer in which Parent or any Subsidiary makes an investment and to which Parent or any Subsidiary transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of Parent and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by Parent or the Issuer, as applicable (as provided below), as a Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Parent or any other Subsidiary of Parent (excluding Guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Parent or any other Subsidiary of Parent in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of Parent or any other Subsidiary of Parent, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b)
with which neither Parent nor any other Subsidiary of Parent has any material contract, agreement, arrangement or understanding other than on terms which Parent or the Issuer, as applicable, reasonably believes to be no less favorable to Parent or such Subsidiary than those that might be obtained at the time from Persons that are not affiliates of Parent; and
(c)
to which neither Parent nor any other Subsidiary of Parent has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. The foregoing conditions shall not be violated by reason of any contractual obligation on the part of Parent to maintain the solvency of any Receivables Subsidiary on terms that Parent has determined in good faith to be reasonably necessary to facilitate a Qualified Receivables Financing. Any such designation by Parent shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of Parent giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Reference Treasury Dealer” means (i) Citigroup Global Markets Inc. and its affiliates or successors; provided, however, that if any of the foregoing cease to be a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by the Issuer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent at 5:00 p.m., New York City time, on the third business day preceding the redemption date.

“Regulated Bank” means a commercial bank with a consolidated combined capital and surplus of at least $5,000 million that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., or any successor to the rating agency business thereof.

“Sale and Lease-Back Transaction” means the leasing by the Issuer or any Domestic Subsidiary of the Issuer of any Property, whether owned at the date of the Indenture or acquired after the date of the Indenture (except for temporary leases for a term, including any renewal term, of up to three years and except for leases between the Issuer and any Domestic Subsidiary of the Issuer or between Domestic Subsidiaries of the Issuer), which Property has been or is to be sold or transferred by the Issuer or such Subsidiary to any party with the intention of taking back a lease of such Property.

“Screened Affiliate” means any affiliate of a holder (i) that makes investment decisions independently from such holder and any other affiliate of such holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such holder and any other affiliate of such holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Issuer or its Subsidiaries, (iii) whose investment policies are not directed by such holder or any other affiliate of such holder that is acting in concert with such holder in connection with its investment in the securities, and (iv) whose investment decisions are not influenced by the investment decisions of such holder or any other affiliate of such holder that is acting in concert with such holder in connection with its investment in the securities.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness secured by a Mortgage.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated by the SEC thereunder.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Special Purpose Subsidiary” means any Subsidiary whose material assets are comprised solely of the Capital Stock of a Joint Venture, where the pledge of such Capital Stock would be prohibited by any contractual requirement pertaining to such Joint Venture.

“Standard Securitization Undertakings” means representations, warranties, undertakings, covenants, indemnities and guarantees of performance entered into by Parent or any Subsidiary of Parent which Parent has determined in good faith to be customary in a Qualified Receivables Financing.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Voting Stock thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Total Assets” means, with respect to any Person, the total consolidated assets of such Person and its Subsidiaries, without giving effect to any amortization of the amount of intangible assets since the Issue Date, (x) as shown on the most recent balance sheet of such Person, or (y) in regards to the Issuer only, as shown on the most recent balance sheet of the Issuer and its Subsidiaries.

“Voting Stock” of any Person means the Capital Stock of such person that is at the time entitled to vote generally in the election of the Board of Directors of such Person.

“Wholly Owned Domestic Subsidiary” means any Wholly Owned Subsidiary that is a Domestic Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock of which (other than directors’ qualifying shares or shares required to be held by others in Foreign Subsidiaries) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.